Exhibit 10.5

FORM OF

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) was originally entered into by and between HANOVER COMMUNITY BANK, a New York state commercial bank with its principal place of business located at 80 East Jericho Turnpike, Mineola, NY 11501, (the "Employer"), and Lisa Diiorio, an individual residing at 256 8th Street, Bethpage, NY  11714 ("Employee") effective January 30, 2020 and is hereby amended and restated in its entirety effective July 31, 2026.

W I T N E S S E T H:

WHEREAS, Employer wishes to continue to encourage the Employee’s dedication to his or her  assigned duties in the face of potential distractions arising from the prospect of a Change in Control (as defined herein), the Employer wishes to provide certain benefits and payments upon a Change in Control;

WHEREAS, it is a condition to Employee’s retention that the Employer enter into this Agreement with Employee;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound by this Agreement as follows:

1.Change in Control.

(a)Upon the occurrence of a Change in Control (as herein defined), Employee shall be entitled to receive the payments provided for under paragraph (c) hereof.

(b)A "Change in Control" shall mean:

(i)

a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof.

For these purposes, “Company”  shall mean Hanover Bancorp, Inc., the parent corporation of the Employer, and "Incumbent Board" means the Board of Directors of the Company as of the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

To the extent necessary to comply with Code Section 409A, a Change in Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Company or the Employer, as applicable, or a change in the ownership of a substantial portion of the assets of the Company or the Employer, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

(c)In the event the conditions of Section (b) above are satisfied, Employee shall be entitled to receive a lump sum payment equal to one (1) times the sum of (i) his or her then current annual base salary as noted in the records of the Employer, and (ii) the highest cash bonus paid to Employee over the past three years preceding the Change in Control; provided, however, that in the event any payments provided for hereunder, when combined with any other payments due to Employee under any other agreement or benefit plan of Employer contingent upon a  Change in Control, constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, then in order to avoid such a result the benefits provided for hereunder (or, at the option of Employee, any other agreement, plan or program providing for payments contingent upon a Change in Control) will be reduced, if necessary, to an amount which is One Dollar ($1.00) less than an amount equal to three (3) times Employee's "base amount" as determined in accordance with such Section 280G.

(d)In addition to the lump sum cash payment set forth in paragraph (c) above, in the event the Employee’s employment is terminated within one (1) year of a Change in Control, the Employer or its successor shall pay to the Employee a single lump sum payment in an after-tax amount (determined using an assumed aggregate tax rate of 40%) equal to 24 times the monthly COBRA charge (Employee and Employer) in effect on the Employee’s termination date (including the administration fee) for the type of Bank-provided group health, medical and dental coverage in effect for Employee (e.g. family coverage) on her termination date (regardless of whether the Employee elects COBRA).  For the avoidance of doubt, if an Employee does not accept an offer of employment, it is deemed a termination of employment for this paragraph.

(e) Employee must execute a written acknowledgement and acceptance to the Employer or its successor that the lump sum payment amounts due under paragraphs (c) and (d) above, and calculated by the Employer, represent the amounts due and owing under paragraphs (c) and (d) of this Agreement.

2.No Guaranty of Employment.  Nothing in this Agreement shall be construed as guarantying the employment of the Employee.  Employee shall remain an “employee at will” of Employer at all times during the term of this Agreement.

3.Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, (i) by registered or certified U.S. mail, return receipt requested, (ii) by hand, (iii) by overnight courier or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

In the case of Employee, to the address set forth on the first page hereof or to such other address as Employee shall provide in writing to the Employer for the provision of notices hereunder.

In the case of Employer, to the address set forth on the first page hereof with a copy to:

Kilpatrick Townsend & Stockton LLP.

701 Pennsylvania Avenue, NW – Suite 200

Washington, DC 20004

Attention: Suzanne Walker

suwalker@ktslaw.com

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service or (iv) on the date telecopied.

4.Term.  The term of this Agreement shall begin on the Effective Date, and shall continue for one (1) year; provided, however, that beginning on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall be automatically extended for an additional year such that the remaining term shall be one (1) year (“Term”), unless the Employer or Employee shall have provided notice to the other party at least ninety (90) days before such annual anniversary date that the Term shall not be extended. Notwithstanding the preceding provisions of this Section 4, if a Change of Control occurs during the Term, the Term shall not end before the first anniversary of the Change of Control; provided, however, this sentence shall apply only to the first Change of Control to occur while this Agreement is in effect
5.Non-Solicitation.  During the period Employee is performing services for the Employer and for a period of one (1) year following the termination of the Employee's services with the Employer for any reason, the Employee agrees that the Employee will not, directly or indirectly, for the Employee's benefit or for the benefit of any other person, firm or entity, do any of the following:

(a)

solicit or attempt to solicit from (i) any customer that Employee serviced or learned of while in the employ of the Employer ("Customer"), (ii) referral sources or prospective referral sources which are actively being sought by Employer at the time of Employee’s termination (a “Referral Source”), or (iii) any potential customer of the Employer which has been the subject of a known written or oral bid, offer or proposal by the Employer, or of substantial preparation with a view to making such a bid, proposal or offer, within twelve months prior to such Employee's termination ("Potential Customer"), business of a similar nature or related to the business of the Employer;

(b)	accept any business from, or perform any work or services for, any Customer, Referral Source or Potential Customer, which business, work or services is similar to the business of the Employer;
(c)	cause or induce or attempt to cause or induce any Customer, Referral Source, Potential Customer, licensor, supplier or vendor of the Employer to reduce or sever its affiliation with the Employer;
(d)

solicit the employment or services of, or hire or engage, or assist anyone else to hire or engage, any person who was known to be employed or engaged by or was a known employee of or consultant to the Employer upon the termination of the Employee's services to the Employer, or within twelve months prior thereto; or

(e)	otherwise interfere with the business or accounts of the Employer.

For purposes hereof, "solicitation" shall include directly or indirectly initiating any contact or communication of any kind whatsoever for purposes of inviting, encouraging or requesting such Customer, Referral Source, Potential Customer, licensor, supplier, vendor, employee or consultant to materially alter its business relationship, or engage in business, with the Employee or any person, firm or entity other than the Employer.

6.Confidential Information.

(a) As used herein, "Confidential Information" means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the Employer's customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets.

Notwithstanding the above, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Employee from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Employee from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the Employee will provide the Employer with prompt notice of such request so that the Employer may seek (with the cooperation of the Employee, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

(b) At all times, both during the period of Employee's services for the Employer and after termination of Employee's services, the Employee will keep in strictest confidence and trust all Confidential Information and the Employee will not directly or indirectly use or disclose to any third-party any Confidential Information, except as may be necessary in the ordinary course of performing the Employees duties for the Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Employee's duties for the Employer.

(c) Following termination of employment, the Employee agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, mobile or remote computers (including personal digital assistants) or in any other manner to the Employer at any time that the Employer makes such a request and automatically, without request, within five days after the termination of the Employee's services for the Employer for any reason.

(d)Notwithstanding the foregoing, U.S. federal law (18 U.S.C. section 1833(b)) states that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. That law further states that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order. For the avoidance of doubt, nothing in this Agreement is intended to, nor shall be construed to, conflict with 18 U.S.C. section 1833(b).

(e)Employee understands that nothing in this Agreement or any other agreement that Employee may have with the Employer restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, filing a claim with or assisting with an investigation by a self-regulatory authority or a government agency or entity, including but not limited to the U.S. Securities and Exchange Commission and the federal Occupational Safety and Health Administration (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Employee does not need the Employer’s prior authorization to engage in such conduct.

7.Assignability.  The services of the Employee hereunder are personal in nature, and neither this Agreement nor the rights or obligations of Employee hereunder may be assigned, whether by operation of law or otherwise.  This Agreement shall be binding upon, and inure to the benefit of, Employer and its successors and assigns.  This Agreement shall inure to the benefit of the Employee's heirs, executors, administrators and other legal representatives.

8.Waiver.  The waiver by Employer or the Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

9.Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

10.Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto.

11.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

12. Amendment.  This Agreement may be modified or amended only by an amendment in writing signed by both parties.

13. Severability.  If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

14. Section Headings.  The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15.Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Employer for purposes of the payments and benefit of Section 1 hereof unless he would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees”, any payment as a result of the termination of the Employee’s employment that would otherwise be due hereunder within six months after such termination of employment shall nonetheless be delayed until the first business day of the seventh month following the Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

16.Arbitration.  Any dispute or controversy arising under this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Employer and the Employee, sitting in Nassau County, New York, unless otherwise mutually agreed by the Employer and the Employee, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the forgoing, the parties to this Agreement may seek equitable relief in any court or competent jurisdiction for a matter in the nature of, but not limited to, restraining orders or injunctions.

17.Clawback. With regard to any payment made hereunder, Employer or its successors retains the legal right to demand the return of any payment made should Employer or its successors later obtain information indicating that the Employee has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under the FDIC's regulations at 12 C.F.R. 359.4(a)(4).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.

ATTEST:HANOVER COMMUNITY BANK

By: /s/ Michael Puorro

      ________________________________

Michael Puorro

Chairman & CEO

WITNESS:EMPLOYEE:

/s/ Lisa Diiorio

      ________________________________

Name:Lisa Diiorio

Title:Chief Accounting Officer